UNITED STATES

Washington, D.C. 20549

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 24, 2016

Energizer Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Missouri	1-36837	36-4802442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 Maryville University Drive

St. Louis, Missouri 63141

(Address of principal executive offices)

Registrant’s telephone number, including area code: (314) 985-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On May 24, 2016, Energizer Holdings, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Energizer Reliance, Inc., a Delaware corporation and wholly owned subsidiary of the Company formed for the purpose of effecting the transactions contemplated by the Merger Agreement (“Merger Sub”), Trivest Partners V, L.P. (“Trivest”), as representative of the stockholders (the “Stockholders”) of Holding (defined below), and HandStands Holding Corporation, a Delaware corporation (“Holding”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Holding (the “Merger”), with Holding continuing as the surviving corporation and a wholly owned subsidiary of the Company. Certain Stockholders entered into customary non-competition and confidentiality agreements with the Company concurrently with execution of the Merger Agreement.

At the effective time of the Merger, each share of Holding common stock issued and outstanding immediately prior to the effective time (other than (i) shares held by or in the treasury of Holding and (ii) shares owned by Stockholders who have properly and timely demanded and perfected appraisal of such shares under Delaware law) will be converted into the right to receive a pro rata share of $340 million, subject to adjustments in respect of working capital, cash, debt and transaction expenses (the “Purchase Price”). The Company will pay the Purchase Price in cash, subject to an escrow to be used to satisfy any post-closing working capital adjustment and a separate indemnity escrow to be used to satisfy post-closing indemnification obligations of the Stockholders in respect of any breaches of Holding’s representations, warranties or covenants set forth in the Merger Agreement and in respect of certain other matters. The Company also purchased a representations and warranties insurance policy under which it may seek coverage for breaches of Holding’s representations and warranties, to supplement the indemnity escrow. The indemnity escrow and representations and warranties insurance policy are each subject to certain customary exclusions, deductible and caps.

The Merger Agreement contains customary representations, warranties, covenants and indemnification rights for a transaction of this nature, and the parties have agreed to customary indemnification obligations following the closing in respect of breaches of representations, warranties, and covenants and other losses or claims specified in the Merger Agreement. As described above, the Stockholders’ indemnification obligations are secured by a cash escrow.

Consummation of the Merger is subject to customary conditions, including (i) the approval of the holders of a majority of the outstanding shares of Holding common stock entitled to vote on the Merger, which condition was satisfied on May 24, 2016; (ii) the accuracy of the other party’s representations and warranties, and performance by the other party of its covenants and agreements (in each case subject to customary materiality qualifiers as set forth in the Merger Agreement); (iii) the absence of any order, governmental action or legal requirement prohibiting the closing of the merger; (iv) delivery by each party of customary closing deliveries; (v) the absence of a material adverse effect on Holding; (vi) the issuance and effectiveness of the representations and warranties insurance policy; (v) the expiration or termination of the waiting period applicable to consummation of the Merger under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended; and (vi) execution of stockholder support agreements (described below) (“Stockholder Support Agreements”) by holders of at least 92.5% of the outstanding common stock of Holding.

Pursuant to such Stockholder Support Agreements, the Stockholder parties thereto shall agree, upon the terms and subject to the conditions set forth therein, to the voting by Trivest (as their proxy) of all of their respective shares of capital stock in Holding in favor of the Merger and the adoption of the Merger Agreement and agree to, among other things, make certain representations, warranties, indemnities and covenants and certain releases for the benefit of the Company and Merger Sub.

The Merger Agreement may be terminated by each of the Company and Holding under certain circumstances, including if the Merger is not consummated by July 12, 2016. The Merger Agreement also contains certain termination rights for both the Company and Holding.

The foregoing descriptions of the Merger Agreement and Stockholder Support Agreements do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and the Stockholder Support Agreement, a form of which is attached as Exhibit A to the Merger Agreement, respectively, and in each case incorporated herein by reference.

The Merger Agreement has been included in this report to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Holding. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Amendment to the Credit Agreement

As previously disclosed by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2015, the Company entered into a credit agreement (the “Credit Agreement”), dated as of June 1, 2015, with JPMorgan Chase Bank, N.A. and the Lenders party thereto.

On May 24, 2016, the Company entered into Incremental Term Loan Amendment No. 1 (the “Amendment to the Credit Agreement”) with the Loan Parties party thereto, JPMorgan Chase Bank, N.A., Citigroup Global Markets, Inc., and Citibank, N.A. in order to borrow $200 million pursuant to a new secured term loan tranche (the “2016 Term Loan”) under the Credit Agreement. The 2016 Term Loan was undrawn on such date and the commitments of the lenders thereunder are contingent on the Company satisfying certain conditions to funding on or before July 12, 2016.

The Company expects that the proceeds of the 2016 Term Loan will be used to pay a portion of the Purchase Price and to pay the transaction costs with respect to the Merger.

If the 2016 Term Loan is funded, the Company will pay (i) interest on the 2016 Term Loan at a rate per annum equal to, at the option of the Company, (a) LIBOR plus the applicable margin of 2.25%, subject to a 0.75% LIBOR floor from and after the 181st day after the date on which the 2016 Term Loan is funded, or (b) the Floating Rate plus the applicable margin of 1.25%, which will be 1.0% lower than for LIBOR loans, and (ii) beginning 181 days after the date of funding, quarterly principal payments at a rate of 0.25% of the original principal balance, if the 2016 Term Loan is not paid sooner. The 2016 Term Loan will receive mandatory prepayments on a pro rata basis with the existing term loan under the Credit Agreement and will mature on June 30, 2022.

Additionally, the Company is required to pay certain customary fees with respect to the 2016 Term Loan as set forth in a related fee letter.

Customary event of default provisions contained in the Credit Agreement are applicable to the 2016 Term Loan. Under the Credit Agreement, if an event of default occurs, the lenders will be entitled to take various actions, including the acceleration of amounts due.

The foregoing description of the Amendment to the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment to the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Certain of the agents and lenders under the Credit Agreement and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates for which they have received customary fees and compensation for these transactions and may in the future receive customary fees and compensation

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above relating to the Amendment to the Credit Agreement is incorporated herein by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

2.1†	Agreement and Plan of Merger, dated as of May 24, 2016, by and among the Company, Merger Sub, Trivest and HandStands.

10.1	Incremental Term Loan Amendment No. 1, dated as of May 24, 2016, by and among the Company, the Loan Parties party thereto, JPMorgan Chase Bank, N.A., Citigroup Global Markets, Inc., and Citibank, N.A.

†	We have omitted the schedules to this Exhibit in accordance with Regulation S-K Item 601(b)(2). We agree to supplement a copy of all omitted schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:	/s/ Brian K Hamm
Brian K. Hamm
Chief Financial Officer

Dated: May 27, 2016

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1†	Agreement and Plan of Merger, dated as of May 24, 2016, by and among the Company, Merger Sub, Trivest and HandStands.

10.1	Incremental Term Loan Amendment No. 1, dated as of May 24, 2016, by and among the Company, the Loan Parties party thereto, JPMorgan Chase Bank, N.A., Citigroup Global Markets, Inc., and Citibank, N.A.

†	We have omitted the schedules to this Exhibit in accordance with Regulation S-K Item 601(b)(2). We agree to supplement a copy of all omitted schedules to the Securities and Exchange Commission upon its request.